EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company Announces
Agreement to Sell Coal Bed Methane Property

Colorado Springs, CO – February 9, 2006 – As reported in its Form 8-K filed today, Westmoreland Coal Company, through its wholly-owned subsidiary, North Central Energy Company, has entered into an agreement dated February 3, 2006 to sell its undivided mineral interests in two leases in southern Colorado to an independent oil and gas company for approximately $5 million. The transaction is expected to close by February 28, 2006 and is subject to customary due diligence by the buyer. The sale of the leases will result in a pre-tax gain of approximately $5 million during the first quarter of 2006.

Westmoreland acquired North Central Energy Company in 2001 as part of its purchase of Montana Power Company’s coal business. Since then, Westmoreland has worked to develop the coal bed methane resources included in the acquisition through third party operators. The Company began to receive small royalty flows from the production of coal bed methane gas in early 2004.

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, commented: “Having brought the coal bed methane into initial production, the Company has elected to sell this non-core asset now in order to take advantage of the currently strong market and prices for natural gas.”

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information, visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600